Exhibit 10.47

DC SERP FOR DESIGNATED

EXECUTIVES OF DOMTAR PERSONAL CARE

As in effect on March 31, 2014

Table of Contents

1. Introduction	1

2. Definitions	1

3. Retirement	4

4. Non-Vested Termination of Employment	4

5. Vested Termination	4

6. Death	5

7. Disability	5

8. Administration	5

9. Funding	5

10. Non-Alienation of Benefits	5

11. Conflicts or Inconsistencies	5

12. Amendments	6

13. General Provisions	6

Appendix

1.	Introduction

1.1	The present document constitutes the DC SERP for Designated Executives of Domtar Personal Care, hereinafter called the “Personal Care DC SERP”.

1.2	The purpose of the Personal Care DC SERP is to provide designated executives of the Company with additional retirement benefits in excess of those that may be payable in accordance with the provisions of the Base U.S. Savings Plans, as defined below.

2.	Definitions

2.1	Annual Contribution Credit: for a given calendar year, the excess, if any, of the percentage, as set in Appendix “A”, of the Member’s Earnings, over the Company’s contribution to the Base U.S. Savings Plan in respect of the period of the calendar year as a Member of the Personal Care DC SERP. For the purposes of this paragraph, a Member is assumed to contribute to the Base U.S. Savings Plan such amount that would result in the maximum Company contribution

In any given calendar year, the aggregate of the Annual Contribution Credit and the Annual Contributions Credit received under the DC SERP for Designated Executives of Domtar combined with the aggregate contributions and pension credits received under the base plans of the DC SERP for Designated Executives of Domtar, if any, and the Base U.S. Savings Plan shall not exceed the percentage, as set in the Appendix “A”, of the Member’s Earnings

Annual Contribution Credits are credited by the Company to the Personal Care DC SERP Notional Account Balance at the end of the calendar year for which they have been determined, or upon Separation from Service if earlier.

2.2	Annual Credited Notional Return: for a given calendar year, notional return calculated at the rate of return obtained by the Balanced Index Fund under the Base U.S. Savings Plan for the twelve-month period ending on November 30th of the calendar year.

In the event of Separation from Service before the end of the calendar year, the notional return is based on the period beginning on November 30th of the prior calendar year and ending on the last day of the month that is two months prior to the month in which the payment occurs.

Annual Credited Notional Return is applied to the Personal Care DC SERP Notional Account Balance at the beginning of the calendar year including the Transferred DC SERP Notional Account Balance at the end of the prior calendar year and is credited to the Personal Care DC SERP Notional Account Balance at the end of the calendar year for which it has been determined, or upon benefit payment if earlier.

1 DC SERP for Designated Executives of Domtar Personal Care As in effect on March 31, 2014

Once a year, a Member may elect in writing, prior to November 30 of that calendar year, to have the Annual Credited Notional Return for the following calendar year determined on the basis of the notional return calculated at the rate of return obtained by the Total Bond Market Index Fund under the Base U.S. Savings Plan.

Such election will be applicable to all future years after it is made, until a new election to revert to the funds described above is communicated in writing to the Company. Such election shall be made prior to November 30 of a calendar year to take effect in the following calendar year.

2.3	Base U.S. Savings Plan: the Domtar U.S. Salaried 401(k) Plan and the Domtar Personal Care 401(k) Plan, as may be amended from time to time, for the period of service as a Member of the Personal Care DC SERP.

2.4	Board: the Board of Directors of Domtar Corporation.

2.5	Code: the U.S. Internal Revenue Code of 1986, as amended.

2.6	Company: means Domtar Corporation and any of its subsidiaries or affiliated companies

2.7	Earnings: Compensation as defined under the Base U.S. Savings Plan in respect of periods in which the executive is a Member of the Personal Care DC SERP.

2.8	HR Committee: the Human Resources Committee of the Board.

2.9	Management Committee: means the management committee of Domtar Corporation.

2.10	Member: Any executives of Domtar Personal Care division as recommended by the Management Committee or its designee as specified in the Appendix.

2.11	Normal Retirement Date: with respect to a Member, the first day of the month coinciding with or immediately following the Member’s sixty-fifth (65th) birthday.

2.12	Personal Care DC SERP Notional Account Balance: shall, at any date whatsoever, be the sum of the Annual Contribution Credits, the Annual Credited Notional Return and the Transferred DC SERP Notional Account Balance, if any, in the name of the Member under the Personal Care DC SERP, as it is reported in the books of the Company.

2 DC SERP for Designated Executives of Domtar Personal Care As in effect on March 31, 2014

2.13	Section 409A: section 409A of the Code and the rules, regulations and guidance promulgated thereunder.

2.14	Separation from Service: occurs (or a Member Separates from Service) when the Member ceases to be employed by the Company and all entities considered a single employer with the Company under Code Sections 414(b) and (c) as a result of the Member’s death, retirement, or other termination of employment. Whether a Separation from Service takes place is based on all the relevant facts and circumstances and determined in accordance with U.S. Treas. Reg. 1.409A-1(h)(1);

2.15	Transferred DC SERP Notional Account Balance: If applicable, the Member’s DC SERP Notional Account Balance transferred from the DC SERP for Designated executives of Domtar as of the end of the year the Member becomes a Member of the Personal Care DC SERP and cease to participate in the DC SERP for Designated executives of Domtar or upon payment of benefits if earlier.

2.16	U.S. Taxpayer: a Member who

a)	Is a U.S. citizen; or

b)	Is a foreign national/U.S. permanent resident (“green card” holder); or

c)	Is a foreign national who meets the “substantial physical presence” test during an applicable calendar year; or

d)	Is a “dual status” individual and either

i)	Who declares that he is a U.S. Taxpayer (under (a), (b), or (c) above); or

ii)	Who the Company determines is a U.S. Taxpayer (under (a), (b), or (c) above).

e)	Is subject to U.S. federal income tax under the terms of the Canada-United States Tax Convention (1980) and the Protocols in effect thereunder; or

f)	Whose benefits under this Personal Care DC SERP are otherwise subject to taxation in the U.S.

Notwithstanding the foreign Member’s declaration of U.S. Taxpayer status, and unless proven otherwise, if the Company’s payroll, human resources, or other records indicate that the Member is a U.S. Taxpayer, then the Member shall be deemed to be a U.S. Taxpayer for the purposes of the Personal Care DC SERP.

3 DC SERP for Designated Executives of Domtar Personal Care As in effect on March 31, 2014

2.17	Year of Service: a Member shall be credited with service in an amount equal to the aggregate of the following (applied without duplication):

a)	years of service as a Member of the DC SERP for Designated executives of Domtar Personal Care; and

b)	years of service as a Member DC SERP for Designated Executives of Domtar

2.18	For the purposes of the present document, the terms and expressions listed below shall have the meaning given to them in the Base U.S. Savings Plan:

•	Balanced Index Fund
•	Total Bond Market Index Fund

3.	Retirement

A Member who Separates from Service on or after age 55, after completing two (2) Years of Service as a Member, shall receive as soon as practicable from the Company in accordance with the Personal Care DC SERP, a lump sum payment equal to his Personal Care DC SERP Notional Account Balance. Such payment shall be made within 90 days following the six (6) month anniversary of the date of Separation from Service and on the same day that benefits under the DB SERP for Management Committee Members of Domtar are paid to the U.S. Taxpayer, if any.

4.	Non-Vested Termination of Employment

A Member who Separates from Service, for a reason other than death, before completing two (2) Years of Service as a Member is not entitled to any benefit under the Personal Care DC SERP.

5.	Vested Termination

A Member who Separates from Service, for a reason other than death, prior to age 55 after completing two (2) Years of Service as a Member shall receive as soon as practicable from the Company in accordance with the Personal Care DC SERP, a lump sum payment equal to his Personal Care DC SERP Notional Account Balance. Such payment shall be made within 90 days following the six (6) month anniversary of the date of Separation from Service and on the same day that benefits under the DB SERP for Management Committee Members of Domtar are paid, if any.

4 DB SERP for Designated Executor of Domnar Personal Care As in effect on March 31, 2014

6.	Death

If a Member Separates from Service by reason of death, his estate shall receive from the Company, in accordance with the Personal Care DC SERP, a lump sum payment equal to his Personal Care DC SERP Notional Account Balance. Any such payment shall be made within 90 days of the date of the Member’s death.

7.	Disability

A Member who is considered disabled under the Base U.S. Savings Plans, and who continues, on that basis, to accrue credited service, or company contributions under such Base U.S. Savings Plans, as the case may be, shall continue to accrue Annual Contribution Credits for the purposes of the Personal Care DC SERP, on the basis of his salary rate at the time his disability began.

Benefits will only be paid from the Personal Care DC SERP upon the Member’s actual Separation from Service, as described in Sections 3, 4, 5 or 6 above, as applicable.

8.	Administration

The HR Committee is responsible for the administration of the Personal Care DC SERP, the supervision of its application and the interpretation of its provisions.

9.	Funding

Benefits under the Personal Care DC SERP are not funded. They are paid from the Company’s general revenues.

10.	Non-Alienation of Benefits

No benefit payable under the provisions of the Personal Care DC SERP shall be in any manner capable of anticipation, surrender, commutation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; nor shall any such benefit be in any manner subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefit, except as specifically provided in any applicable legislation.

11.	Conflicts or Inconsistencies

In the event of any conflict or inconsistency between the provisions of the Personal Care DC SERP and the provisions of the Base U.S. Savings Plans, the provisions of the Personal Care DC SERP shall prevail.

5 DC SERP for Designated Executives of Domtar Personal Care As in effect on March 31, 2014

12.	Amendments

The Company reserves the right to amend or terminate the Personal Care DC SERP at any time. Subject to Section 13.6, no change or termination shall adversely affect any benefits that have accrued up to the effective date of such change, which effective date shall not precede the date on which the change is communicated to the Member. Notwithstanding the foregoing, any amendment to this Personal Care DC SERP which is the result of a change to the Base U.S. Savings Plans shall take effect as of the same date as applicable in respect of the amendment to the Base U.S. Savings Plans.

13.	General Provisions

13.1	Currency

Notwithstanding anything to the contrary herein, all payments under the Personal Care DC SERP shall be in U.S. currency . Any Annual Contribution Credit and any future Annual Credited Notional Returns on such Annual Contribution Credit shall be in U.S. currency

13.2	Withholding and reporting

All payments under the Personal Care DC SERP are expressed on a pre-tax basis and shall be subject to applicable withholding tax and reporting pursuant to applicable legislation.

13.3	Interpretation

The Personal Care DC SERP shall be interpreted, with respect to a Member, in accordance with the laws of the same jurisdiction as applicable for purposes of the Member’s employment agreement with the Company, which is in force at the relevant time, or in the absence of an employment agreement, with the law of the State of South Carolina for a Member employed in the United States.

13.4	Entire Agreement

Except to the extent expressly contemplated by the HR Committee at the time of adoption of the Personal Care DC SERP, the Personal Care DC SERP supersedes and replaces any and all prior plans, agreements, arrangements or understandings between the Company and the Member regarding any retirement benefits to be provided to the Member in excess of those that may be payable in accordance with the provisions of the Base U.S. Savings Plans.

6 DC SERP for Designated Executives of Domtar Personal Care As in effect on March 31, 2014

13.5	Severability

Should any of the provisions of the Personal Care DC SERP and/or conditions be illegal or not enforceable, it or they shall be considered severable and the Personal Care DC SERP and the remaining conditions shall remain in full force and effect and be binding upon the parties as though the said provision or provisions had never been included.

13.6	Enurement

The Personal Care DC SERP shall enure to the benefit of and be binding upon the respective successors of the parties hereto, and the heirs, administrators and legal representatives of the Member.

13.7	Section 409A

Neither the Company nor any of its directors, officers or employees shall have any liability to a Member in the event Section 409A applies to any benefit paid or provided pursuant to the Personal Care DC SERP in a manner that results in adverse tax consequences for the Member or any of his or her beneficiaries or transferees. The HR Committee may unilaterally amend, modify or terminate any benefit provided under the Personal Care DC SERP if it determines, in its sole discretion, that such amendment, modification or termination is necessary or advisable to comply with applicable U.S. law as a result of changes in law or regulation or to avoid the imposition of an additional tax, interest or penalty under Section 409A.

7 DC SERP for Designated Executives of Domtar Personal Care As in effect on March 31, 2014

APPENDIX

The percentage set out for the purpose of Section 2.1 for designated executives is as follow

Name	Percentage	Effective Date
Mike Fagan	11.0%	January 1st 2015
Brad Goodwin	10.0%	March 31, 2014
Michele Salo	10.5%	December 7, 2014
Richard Vannan	10.5%	December 7, 2014

8 DC SERP for Designated Executives of Domtar Personal Care As in effect on March 31, 2014